Exhibit 3.1

CERTIFICATE OF ELIMINATION

OF

SERIES A JUNIOR PARTICIPATING PREFERRED STOCK

OF

THE NEW HOME COMPANY INC.

March 29, 2021

Pursuant to Section 151(g) of the General Corporation Law
of the State of Delaware

The New Home Company Inc., a corporation organized and existing under the laws of the State of Delaware (the “Company”), in accordance with the provisions of Section 151(g) of the General Corporation Law of the State of Delaware, hereby certifies as follows:

1.

That, pursuant to Section 151 of the General Corporation Law of the State of Delaware and the authority granted in the Certificate of Incorporation of the Company (as heretofore amended, the “Certificate of Incorporation”), the Board of Directors of the Company, by resolution duly adopted, authorized the issuance of a series of preferred stock designated Series A Junior Participating Preferred Stock, par value $0.01 per share (the “Preferred Stock”), and established the voting powers, designations, preferences and relative, participating and other rights, and the qualifications, limitations or restrictions thereof, and, on May 8, 2020, filed a Certificate of Designations with respect to such Preferred Stock in the office of the Secretary of State of the State of Delaware (the “Certificate of Designations”).

2.	That no shares of the Preferred Stock are outstanding and no shares thereof will be issued subject to said Certificate of Designations.

3.	That the Board of Directors of the Company has adopted the following resolutions:

NOW, THEREFORE, BE IT RESOLVED, that all matters set forth in the Certificate of Designations with respect to such Preferred Stock be eliminated from the Certificate of Incorporation.

RESOLVED FURTHER, that the officers of the Company be, and hereby are, authorized and directed to file a Certificate of Elimination with the Secretary of State of the State of Delaware setting forth a copy of these resolutions whereupon all matters set forth in the Certificate of Designations with respect to such Preferred Stock shall be eliminated from the Certificate of Incorporation.

4.	That, accordingly, all matters set forth in the Certificate of Designations with respect to the Preferred Stock be, and hereby are, eliminated from the Certificate of Incorporation.

***   This Certificate of Elimination shall become effective at 8:00 a.m. (Eastern Time) on March 30, 2021.

IN WITNESS WHEREOF, The New Home Company Inc. has caused this Certificate to be executed by its duly authorized officer as of the date first written above.

THE NEW HOME COMPANY INC.

By: /s/ Miek Harbur
Name: Miek Harbur
Title: Senior Vice President, General Counsel and Secretary